UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                           HI-TECH PHARMACAL CO., INC.
          -------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
          -------------------------------------------------------------
                         (Title of Class of Securities)

                                    42840B101
          -------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
          -------------------------------------------------------------

             (Date of Event which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                |_| Rule 13d-1(b)
                                |_| Rule 13d-1(c)
                                |X| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 7 pages

CUSIP No. 42840B101                   13G                     Page 2 of 7 Pages

1. Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (entities only): David Seltzer

2.  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)
    (b)                                            Not applicable

3.  SEC Use Only

4.  Citizenship or Place of Organization:  United States
                                                    5.  Sole Voting Power
        NUMBER OF SHARES                                946,357

        BENEFICIALLY                                6.  Shared Voting Power
                                                        147,406
        OWNED BY EACH
                                                    7.  Sole Dispositive Power
        REPORTING PERSON                                946,357

             WITH                                   8.  Shares Dispositive Power
                                                        147,406

9.  Aggregate Amount Beneficially Owned by Each Reporting Person
    946,357

10. Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions)                            [  ]

11. Percent of Class Represented by Amount in Row (9)
    19.4%

12. Type of Reporting Person (See Instructions)  IN

CUSIP NO. 42840B101               13G                        Page 3 of 7 Pages

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                (Amendment No. 3)

                    Under the Securities Exchange Act of 1934

                           HI-TECH PHARMACAL CO., INC.
                          -----------------------------
                                (Name of Issuer)


                                    Item 1(a)
                                   -----------

Name of Issuer:  Hi-Tech Pharmacal Co., Inc.

                                    Item 1(b)
                                   -----------

Address of Issuer's Principal Executive Offices: 369 Bayview Avenue, Amityville, New York 11701

                                    Item 2(a)
                                   -----------

Name of Person Filing:  David Seltzer


                                    Item 2(b)
                                   -----------
Address of Principal Business Office or, if none, Residence: 369 Bayview Avenue, Amityville, New York 11701

                                    Item 2(c)
                                   -----------

Citizenship:  United States


                                    Item 2(d)
                                   -----------

Title of Class of Securities:  Common Stock

CUSIP NO. 42840B101                    13G                    Page 4 of 7 Pages

                                    Item 2(e)
                                   -----------

CUSIP Number:  42840B101

                                     Item 3
                                    ---------

       If this statement is filed pursuant to ss.240.13d-1(b)or 240.13d-2(b) or (c), check whether the person is a:

       (a)      [  ]  Broker or dealer registered under Section 15 of the Act
                      (15 U.S.C. 78o).

       (b)      [  ]  Bank as defined in section 3(a)(6) of the Act
                      (15 U.S.C. 78c).

       (c)      [  ]  Insurance Company as defined in section 3(a)(19) of the
                      Act (15 U.S.C. 78c).

       (d)      [  ]  Investment Company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8).

       (e)      [  ]  An investment adviser in accordance withss.240.13d-1(b)(1)
                      (ii)(E).

       (f)      [  ]  An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

       (g)      [  ]  A parent holding company or control person in accordance with ss.240.13d-1(b)(ii)(G).

       (h)      [  ]  A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813).

       (i)      [  ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

       (j)      [  ] Group, in accordance withss.240.13d-1(b)(1)(ii)(J).


                                 Not applicable

CUSIP NO. 42840B101                   13G                    Page 5 of 7 Pages

                                     Item 4
                                    --------

Ownership:

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

  (a)      Amount Beneficially Owned:

           946,357

  (b)      Percent of Class:

           19.4%

  (c)      Number of shares as to which the person has:

           (i) Sole power to vote or to direct the vote.................946,357
          (ii) Shared power to vote or to direct the vote...............147,406
         (iii) Sole power to dispose or to direct the disposition of....946,357
          (iv) Shared power to dispose or to direct the disposition of..147,406


                                     Item 5
                                    --------

Ownership of Five Percent or Less of a Class:

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


                                     Item 6
                                    --------

Ownership of More than Five Percent on Behalf of Another Person.

                                 Not applicable

CUSIP NO. 42840B101                   13G                     Page 6 of 7 Pages

                                     Item 7
                                    --------

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                                 Not applicable

                                     Item 8
                                    --------

Identification and Classification of Members of the Group.

                                 Not applicable


                                     Item 9
                                    --------
Notice of Dissolution of Group.

                                 Not applicable


                                     Item 10
                                    ---------

Certification.

                                 Not applicable

CUSIP NO. 42840B101                    13G                    Page 7 of 7 Pages


                                    SIGNATURE




After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  February ___, 2001



                                                 /s/David Seltzer
                                                ------------------
                                                  David Seltzer